SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G
                               (Final Amendment)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             Earthlink Network, Inc.
                             -----------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                   270322100
                                   ---------
                                 (CUSIP Number)


                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the  appropriate  box to  designate  the rule  pursuant  to which  this
Schedule  is  filed:
     |X| Rule  13d-1(b)
     |_| Rule  13d-1(c)
     |_| Rule  13d-1(d)


                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No.270322100                                            Page 2 of 6 Pages
-------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gilder Gagnon Howe & Co. LLC
         13-3174112
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   |_|

                                                                     (b)   |_|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                               5)  SOLE VOTING POWER
                                    8,000
         NUMBER                -------------------------------------------------
         OF                    6)  SHARED VOTING POWER
         SHARES                    None
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)  SOLE DISPOSITIVE POWER
         EACH                      None
         REPORTING             -------------------------------------------------
         PERSON                8)  SHARED DISPOSITIVE POWER
         WITH                      1,087,968
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,087,968
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                           |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.3%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON

         BD
--------------------------------------------------------------------------------

                                  Schedule 13G
Item 1(a).   Name of Issuer:

Earthlink Network, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

3100 New York Drive
Pasadena, CA  91107

Item 2(a).   Name of Person Filing:

Gilder Gagnon Howe & Co. LLC

Item 2(b).   Address of Principal Business Office or, if None, Residence:

1775 Broadway, 26th Floor
New York, NY  10019

Item 2(c).   Citizenship:

New York

Item 2(d).   Title of Class of Securities:

Common Stock

Item 2(e).   CUSIP Number:

270322100

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

               (a)  |X| Broker or Dealer  Registered Under Section 15 of the Act
                        (15 U.S.C. 78o)

               (b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c)

               (c)  |_| Insurance  Company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c)

               (d)  |_| Investment  Company  registered  under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8)

               (e)  |_| Investment     Adviser    in     accordance     with
                        ss.240.13d-1(b)(1)(ii)(E)

               (f)  |_| Employee  benefit plan or endowment  fund in  accordance
                        with ss.240.13d-1(b)(1)(ii)(F)

               (g)  |_| Parent  Holding  Company or control person in accordance
                        with ss.240.13d-1(b)(ii)(G)


                                Page 3 of 6 Pages

               (h) |_| Savings Association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

               (i) |_| Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

               (j)  |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.  Ownership.

             (a)  Amount beneficially owned:  1,087,968

             (b)  Percent of class:   3.3%

             (c) Number of shares as to which such person has:

                     (i)  Sole power to vote or to direct the vote:   8,000

                     (ii) Shared power to vote or to direct the vote:  None

                     (iii) Sole power to dispose or to direct the disposition
                           of:  None

                     (iv) Shared power to dispose or to direct the disposition
                          of:  1,087,968

The shares reported include 753,268 shares held in customer accounts over which members and/or employees of the Reporting Person have discretionary authority to dispose of or direct the disposition of the shares, 326,700 shares held in accounts owned by the members of the Reporting Person and their families, and 8,000 shares held in the account of the profit-sharing plan of the Reporting Person.

Item 5.  Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

None


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.


                                Page 4 of 6 Pages

Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                Page 5 of 6 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                         January 10, 2000
                                         ----------------------
                                             Date


                                         /s/ Walter Weadock
                                         ---------------------
                                             Signature


                                         Walter Weadock, Member
                                         ----------------------
                                             Name/Title


                                Page 6 of 6 Pages